EXHIBIT 99.1

     Praxair Completes Purchase of German Industrial Gas Business

    DANBURY, Conn.--(BUSINESS WIRE)--Dec. 3, 2004--Praxair, Inc. (NYSE:PX) announced today that it has completed the acquisition of certain industrial gas assets and related businesses in Germany from Air Liquide S.A. for 497 million euros or about $650 million.
    The acquisition agreement was first announced on October 7, 2004 and has since been approved by the European and German regulatory authorities. Included in the deal were certain assets required to be sold by Air Liquide as a result of its purchase of Messer Griesheim in Germany.
    The acquired business is comprised of the southern portion of the Rhine/Ruhr pipeline and the Saar pipeline, plus bulk distribution and packaged gas businesses. It serves large customers in the refining, chemical and steel industries along the pipeline systems, plus about 40,000 smaller customers in bulk, medical, specialty and packaged gases. Praxair's German headquarters is located in Dusseldorf.
    "This is a high-quality business with important global and European customers," Randy Kramer, president of Praxair Europe, said. "It significantly strengthens our operations in the German/Benelux region and increases our total annual sales in Europe to about $1 billion."
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2003 sales of $5.6 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    CONTACT: Praxair, Inc., Danbury
             Nigel Muir (Media), 203-837-2240
             nigel_muir@praxair.com
                 or
             Elizabeth Hirsch (Investors), 203-837-2354 liz_hirsch@praxair.com